Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2009 Financial Results

SAN DIEGO — May 7, 2009- Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced its financial results for the first quarter ended March 31, 2009. Optimer reported a net loss for the first quarter of 2009 of $10.9 million, or $0.36 per share which was in line with the Company’s expectations.  This compares to a net loss for the first quarter of 2008 of $7.9 million, or $0.28 per share.  Research and development expenses in the first quarter of 2009 were $8.8 million compared to $6.9 million in the first quarter of 2008.  The increase is primarily due to an increase in clinical development and regulatory expenses related to Optimer’s fidaxomicin and prulifloxacin programs.

As of March 31, 2009, Optimer held cash, cash equivalents and short-term investments of $62.6 million.

 “We are off to a strong start in 2009,” said Michael N. Chang, Ph.D., Optimer’s President and CEO. “We announced plans to prepare a marketing application in Europe based on the results of the first fidaxomicin Phase 3 trial for Clostridium difficile infection.  We also reported positive top-line results from the second prulifloxacin Phase 3 trial for the treatment of infectious diarrhea.”

Recent Corporate Highlights

•                  Announced plans to prepare a Marketing Authorization Application (MAA) for submission with the European Medicines Agency (EMEA) for approval of fidaxomicin as an oral treatment for Clostridium difficile infection (CDI) based on the results from the Company’s first Phase 3 fidaxomicin trial.

•                  Production patent for fidaxomicin issued by the United States Patent and Trademark Office.

•                  Announced positive results from the second pivotal Phase 3 trial of prulifloxacin for the treatment of infectious diarrhea.  The trial achieved the primary endpoint of median Time to Last Unformed Stool (TLUS). Median TLUS for patients treated with prulifloxacin was 32.8 hours which was statistically significant compared to the TLUS for placebo with a p-value of less than 0.0001. Prulifloxacin was generally well tolerated and had a similar safety profile compared to placebo. This is the second of two pivotal Phase 3 clinical studies which will be used to support an NDA submission with the U.S. Food and Drug Administration.

•                  Raised $32.9 million in gross proceeds through the sale of 3.3 million shares and warrants to purchase 91,533 shares in a registered direct offering in March 2009.

•                  Appointed Francois-Xavier Frapaise, M.D., as Senior Vice President and Chief Scientific Officer and Peter E. Grebow, Ph.D., Executive Vice President of Worldwide Technical Operations at Cephalon, Inc. (NASDAQ: CEPH), to the company’s Board of Directors.

•                  Published in vitro data highlighting the antibacterial activity of prulifloxacin in the peer-reviewed journal Antimicrobial Agents and Chemotherapy.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative anti-infective products to treat serious infections and address unmet medical needs. Optimer has two late-stage anti-infective product candidates under development. Fidaxomicin, formerly known as OPT-80, is the only antibiotic therapy currently in Phase 3 worldwide clinical development for Clostridium difficile infection.  Prulifloxacin is an antibiotic which has completed two Phase 3 clinical trials for the treatment of travelers’ diarrhea, a form of infectious diarrhea.  Additional information can be found at http://www.optimerpharma.com.

Forward-looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to the development of fidaxomicin and prulifloxacin, the timing of clinical trials and anticipated results, and plans related to regulatory filings, including a potential MAA for fidaxomicin. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: the timing, progress and likelihood of success of its product research and development programs, the timing and status of its preclinical and clinical development of potential drugs, uncertainty regarding regulatory requirements for approval, the timing of regulatory submissions and the uncertainty regarding whether such submissions will be accepted or approved, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.

Contacts

Optimer Pharmaceuticals, Inc.

John Prunty, CFO & VP, Finance

Christina Donaghy, Corporate Communications Manager

858-909-0736

Porter Novelli Life Sciences

Jason I. Spark, Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Research grants	$83,012	$486,666
Operating expenses:
Research and development	8,798,582	6,905,376
Marketing	310,286	365,568
General and administrative	2,048,500	1,737,051
Total operating expenses	11,157,368	9,007,995
Loss from operations	(11,074,356)	(8,521,329)
Interest income and other, net	186,968	581,284
Net loss	(10,887,388)	(7,940,045)

Basic and diluted net loss per share	$(0.36)	$(0.28)

Shares used to compute basic and diluted net loss per share	30,535,577	27,869,675

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,788,899	$16,778,880
Short-term investments	15,794,624	22,547,515
Prepaid expenses and other current assets	682,419	744,670
Total current assets	63,265,942	40,071,065
Restricted cash	170,000	170,000
Property and equipment, net	667,100	694,183
Long-term investments	982,000	1,032,000
Other assets	327,197	328,250
Total assets	$65,412,239	$42,295,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,049,160	$3,767,831
Accrued expenses	4,152,398	4,045,660
Total current liabilities	8,201,558	7,813,491
Deferred rent	268,166	251,504
Commitments and contingencies	—	—
Stockholders’ equity	56,942,515	34,230,503
Total liabilities and stockholders’ equity	$65,412,239	$42,295,498